UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2009 (June 26, 2009)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
On June 26, 2009, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into an agreement (the “Second Amendment”), effective as of July 1, 2009, with ARE-MA Region No. 28, LLC (“Landlord”), amending provisions of the Lease dated as of September 26, 2003, as amended by a First Amendment to Lease dated March 16, 2006 (as so amended, the “Lease”), by and between Landlord (as successor to Three Hundred Third Street LLC) and Alnylam (as successor to Alnylam U.S., Inc., a subsidiary of Alnylam), which Lease relates to the lease of premises located at 300 Third Street, Cambridge, Massachusetts (the “Premises”). The Second Amendment provides for the lease of the entire second floor of the Premises, including space previously subleased from Archemix Corp. (“Archemix”), as described below, under the terms and conditions described in the Second Amendment. Following execution of the Second Amendment, Alnylam is leasing approximately 11,000 square feet of new space and in total, will occupy approximately 95,000 square feet of office and laboratory space at the Premises.
In addition, pursuant to the Second Amendment, the term of the Lease was extended an additional five years and now expires September 30, 2016. Alnylam has the option to extend the Lease for two successive five-year extensions. Pursuant to the Second Amendment, the Landlord also granted Alnylam a right of first offer for the first floor of the Premises under certain circumstances.
In connection with the execution of the Second Amendment, the Landlord released to Alnylam $2.3 million being held under a letter of credit as a security deposit for the Lease.
On June 26, 2009, concurrent with the execution of the Second Amendment to the Lease, Alnylam entered into an Agreement for Termination of Sublease and Voluntary Surrender of Subleased Premises (the “Termination Agreement”), with Archemix, pursuant to which the parties agreed to terminate, effective as of June 30, 2009, a sublease agreement for a portion of the second floor of the Premises (the “Sublease”). In connection with the termination of the Sublease under the Termination Agreement, Archemix released to Alnylam $0.8 million being held under a letter of credit as a security deposit for the Sublease.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: July 2, 2009	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President of Finance and Treasurer